Exhibit 23.6

CONSENT OF KPMG LLP, INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Flex Products, Inc.

      We consent to the incorporation by reference in the Registration Statement on Form S-8 of JDS Uniphase Corporation of our report dated November 26, 1997, with respect to the statements of operations, stockholders' equity and cash flows of Flex Products, Inc. for the year ended November 2, 1997, which report appears in the October 31, 1999 annual report on Form 10-K of Optical Coating Laboratory, Inc., which is incorporated by reference in the current report on Amendment No. 1 to Form 8-K/A dated February 10, 2000 of JDS Uniphase Corporation, which is incorporated herein by reference.

/s/ KPMG LLP

San Francisco, CA
May 01, 2000